UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G
                 Under the Securities Exchange Act of 1934

                    Clear Channel Outdoor Holdings, Inc.
                             (Name of Issuer)

                           Class A Common Stock
                      (Title of Class of Securities)

                                18451C109
                              (CUSIP Number)

                             January 4, 2007
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[x] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                              CUSIP No. 18451C109


       1.    Names of Reporting Person

             Tracer Capital Management L.P.

             I.R.S. Identification Nos. of above person
	     (entities only):  20-0377421

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 3,958,120
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 3,958,120

       9.    Aggregate Amount Beneficially Owned by Each
	     Reporting Person

	     3,958,120

       10.   Check if the Aggregate Amount in Row (9) Excludes
	     Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     10.02%

       12.   Type of Reporting Person

	     IA

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                               CUSIP No. 18451C109


       1.    Names of Reporting Person

             Tracer Capital Offshore Fund Ltd.

             I.R.S. Identification Nos. of above person
	     (entities only):

	     N/A

       2.    Check the Appropriate Box if a Member of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands, British West Indies

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,807,350
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,807,350

       9.    Aggregate Amount Beneficially Owned by Each
	     Reporting Person:

	     2,807,350

       10.   Check if the Aggregate Amount in Row (9) Excludes
	     Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     7.11%

       12.   Type of Reporting Person

	     OO



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                           CUSIP No. 18451C109


       1.    Names of Reporting Person

             Riley McCormack

             I.R.S. Identification Nos. of above person
	     (entities only):

	     N/A

       2.    Check the Appropriate Box if a Member of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 3,958,120
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 3,958,120

       9.    Aggregate Amount Beneficially Owned by Each
	     Reporting Person:

             3,958,120

       10.   Check if the Aggregate Amount in Row (9) Excludes
	     Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     10.02%

       12.   Type of Reporting Person

	     IN

                          CUSIP No. 18451C109


       1.    Names of Reporting Person

             Matt Hastings

             I.R.S. Identification Nos. of above person
	     (entities only):

	     N/A

       2.    Check the Appropriate Box if a Member of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 3,958,120
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 3,958,120

       9.    Aggregate Amount Beneficially Owned by Each
	     Reporting Person:

             3,958,120

       10.   Check if the Aggregate Amount in Row (9) Excludes
 	     Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     10.02%

       12.   Type of Reporting Person (See Instructions)

	     IN

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Item 1. (a)  Issuer: Clear Channel Outdoor Holdings, Inc.

             1.      Address:
                     200 East Basse Road
                     San Antonio TX 78209

Item 2. (a)  Name of Person Filing:

             Tracer Capital Management L.P.
	     Tracer Capital Offshore Fund Ltd.
	     Riley McCormack
	     Matt Hastings

        (b)  Address of Principal Business Offices:

	     Tracer Capital Management L.P.
	     540 Madison Avenue, 33rd Floor
	     New York, New York  10022
	     Delaware limited partnership

	     Tracer Capital Offshore Fund Ltd.
             c/o Goldman Sachs (Cayman) Trust Limited
             P.O. Box 896
             Harbour Centre
             Grand Cayman, Cayman Islands
             Cayman Islands exempted company

	     Riley McCormack
	     c/o Tracer Capital Management L.P.
	     540 Madison Avenue, 33rd Floor
	     New York, New York 10022
	     United States citizen

	     Matt Hastings
	     c/o Tracer Capital Management L.P.
	     540 Madison Avenue, 33rd Floor
	     New York, New York 10022
	     United States citizen

        (c)  Citizenship:
             Please refer to Item 4 on each cover sheet for each filing person

        (d)  Title of Class of Securities:
             Class A Common Stock

        (e)  CUSIP Number: 18451C109

Item 3. Tracer Capital Management L.P. is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E).

Item 4.  Ownership

         Please see Items 5 - 9 and 11 for each cover sheet for each filing separately.

 	 The sole power to vote or direct the vote of the entire shareholding and the sole power to dispose of or direct the disposal of the entire shareholding has been delegated to Tracer Capital Management L.P. for Tracer Capital Offshore Fund Ltd. and other unregistered funds managed by Tracer Capital Management L.P. Riley McCormack and Matt Hastings, as the sole limited partners of Tracer Capital Management L.P. and the sole managing members of TCM and Company, LLC, the general partner of Tracer Capital Management L.P., control Tracer Capital Management L.P.

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
	 Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 26, 2007
                                      Tracer Capital Management L.P.

                                      By: /s/ Riley McCormack
                                      -------------------------
                                      Name:  Riley McCormack
                                      Title: Managing Member

                                      Tracer Capital Offshore Fund Ltd.

                                      By: /s/ Riley McCormack
                                      -------------------------
                                      Name:  Riley McCormack
                                      Title: Managing Member

	 			      By: /s/ Riley McCormack
                                      -------------------------
                                      Name:  Riley McCormack

                                      By: /s/ Matt Hastings
                                      -------------------------
                                      Name:  Matt Hastings